Exhibit (k)(10)

Execution Version

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS TRANSFER AGENCY AND SERVICE AGREEMENT (this “Agreement”) is made as of this 2nd day of December, 2013, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and FS GLOBAL CREDIT OPPORTUNITIES FUND, a Delaware statutory trust having its principal office and place of business at Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, Pennsylvania 19104 (the “Fund”).

WHEREAS, the Fund is a closed-end management investment company, authorized to issue an unlimited number of shares of beneficial interest, par value $0.001 per share (“Shares”); and

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, distribution disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Appointment. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent hereby agrees to act as, transfer agent for the Fund’s authorized and issued Shares, distribution disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders of the Fund (“Shareholders”), including, without limitation, the Fund’s distribution reinvestment plan and Share repurchase program.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent shall:

(i)	receive orders for the purchase of Shares from the Fund, and promptly deliver appropriate documentation thereof to the custodian of the Fund (the “Custodian”);

(ii)	pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuances to the appropriate Shareholder accounts;

(iii)	receive Share repurchase directions from the Fund and deliver the appropriate documentation thereof to the Custodian;

(iv)

with respect to the transactions referenced in subclauses (i) and (iii) above, the Transfer Agent shall process transactions received directly from the Fund or intermediaries authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

(v)	reserved;

(vi)

process Shareholder account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from the Fund or intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Fund;

(vii)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Fund;

(viii)	process and transmit payments for any distributions declared by the Fund; and

(ix)

record the issuance of Shares and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), a record of the total number of Shares which are authorized, based upon data provided to the Transfer Agent by the Fund, and issued and outstanding; and provide the Fund on a regular basis with the total number of Shares which are issued and outstanding; provided, however, that the Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issuance or sale of such Shares, which functions shall be the sole responsibility of the Fund.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

Other Customary Services. Perform certain other customary services of a transfer agent and distribution disbursing agent, including, but not limited to: maintaining Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder reports to current Shareholders, maintaining on behalf of the Fund such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing Internal Revenue Service Forms 1099 and other appropriate forms required with respect to distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases by Shareholders and repurchases by the Fund of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

(ii)	State Transaction (“Blue Sky”) Reporting. The Fund shall be solely responsible for its “blue sky” compliance and state registration requirements, if any.

(iii)	Reserved.

(iv)

Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. If agreed to in writing by the Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Fund or its affiliates or agents may perform these services on the Fund’s behalf.

1.4

Authorized Persons. The Fund hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time, in receiving instructions to issue or repurchase Shares. The Fund agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in Shares received by it after the close of the regular trading session on the New York Stock Exchange (the “NYSE”) shall be effectuated at the Fund’s net asset value determined as of the close of the next regular trading session on the NYSE, and the Fund or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5

Anti-Money Laundering and Client Screening. With respect to the Fund’s offering and sale of Shares at any time, and for all subsequent transfers of such Shares, the Fund or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section 1.5 in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.	FEES AND EXPENSES

2.1

Fee Schedule. In consideration of the performance by the Transfer Agent of the services provided pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule agreed to by the Fund and the Transfer Agent (the “Fee Schedule”). Such fees and any out of pocket expenses and advances identified under Section 2.2 below may be changed from time to time, subject to mutual written agreement between the Fund and the Transfer Agent. In the event that any additional Fund is to become a party to this Agreement as a result of an acquisition or merger, or otherwise, then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such additional Fund.

2.2

Out ofPocket Expenses. In addition to the fees paid under Section 2.1 above, the Fund agrees to reimburse the Transfer Agent for out of pocket expenses, including, but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, records storage, or advances incurred by the Transfer Agent for the items set forth in the Fee Schedule. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund will be reimbursed by the Fund.

2.3	Invoices. The Fund agrees to pay all fees and out of pocket expenses due hereunder within thirty (30) calendar days following the receipt of the respective invoice.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A( c)(2) of Exchange Act, it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into, perform and provide services pursuant to this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

4.1	The Fund is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware.

4.2	The Fund is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Fund to enter into, perform and receive services pursuant to this Agreement.

4.4	The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company.

5.	DATA ACCESS SERVICES

5.1

The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its officers, trustees and agents, to:

(i)

use such programs and databases solely on the Fund’s, or its agents’ computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Fund’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Fund or its agents to have access only to those authorized transactions agreed upon by the Fund and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4

If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section 5 shall survive any earlier termination of this Agreement.

6.	RESERVED.

7.	STANDARD OF CARE / LIMITATION OF LIABILITY

7.1

The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section 7 .1.

8.	INDEMNIFICATION

8.1

The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, bad faith or willful misconduct;

(ii)	the Fund’s material breach of any representation, warranty or covenant of the Fund hereunder;

(iii)	the Fund’s lack of good faith, gross negligence, bad faith or willful misconduct in its dealings with the Transfer Agent hereunder;

(iv)

reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Fund or its authorized officers, or the Fund’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)

the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent; and

(vii)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2

At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

8.3

In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all material developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise or settlement in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund’s prior written consent which shall not be unreasonably withheld.

9.	ADDITIONAL COVENANTS OF THE FUND AND THE TRANSFER AGENT

9.1	Delivery of Documents. Fund shall promptly furnish to the Transfer Agent the following:

(i)

a certificate of the Secretary of the Fund certifying the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	a copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

9.2

Certificates, Checks and Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3

Records. In compliance with the requirements of Rule 31 a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request except as otherwise provided in Section 11. The Transfer Agent further agrees that all records that it maintains for the Fund pursuant to Rule 31 a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.

10.	CONFIDENTIALITY AND PRIVACY

10.1

The Transfer Agent and the Fund agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except: (i) as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure or (ii) at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld or (v) where the disclosing party has affirmatively indicated ·that such information is not confidential.

The undertakings and obligations contained in this Section 10.1 shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.2

The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

11.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term of three (3) years from the date hereof (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable to the other party, within sixty (60) days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. In addition, the Fund may terminate this Agreement upon sixty (60) days’ prior written notice to the Transfer Agent in connection with a liquidity event. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund, the Fund shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) the Fund’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Fund (or its respective successor), the Fund shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Fund) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund is no longer viable, (b) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (c) the sale by the Fund of all, or substantially all, of its assets to another entity.

12.	ASSIGNMENT

12.1	Except as provided in Section 14 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 13, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with a transfer agent duly registered pursuant to Section 17 A(c )(2) of the 1934 Act including, but not limited to: (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”), (ii) a BFDS subsidiary or affiliate, or (iii) another affiliated or unaffiliated third party duly registered as a transfer agent; provided, however, that the Transfer Agent shall remain liable to the Fund for the acts and omissions of any subcontractor under this Section 13 as it is for its own acts and omissions under this Agreement.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may only be amended or modified by a written agreement executed by both parties.

14.2

Massachusetts Law to Apply. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth ofMassachusetts without regard to its conflict of laws provisions.

14.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4

Data Protection. State Street will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors, trustees and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules, exhibits or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

14.9

Merger ofAgreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

14.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

14.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12

Notices. All notices and other communications as required or permitted under this Agreement shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 662-9681

Facsimile: (617) 956-5648

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

Boston, MA 02110

Attn: Mary Moran Zeven, Esq.

Telephone: (617) 662-1783

Facsimile: (617) 662-2702

(b)	If to the Fund, to:

FS Global Credit Opportunities Fund

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Facsimile: (215) 222-4649

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
	Name:	Michael F. Rogers
	Title:	Executive Vice President

FS GLOBAL CREDIT OPPORTUNITIES FUND

By:	/s/ Gerald F. Stahlecker
	Name:	Gerald F. Stahlecker
	Title:	Executive Vice President